Exhibit 99.2

Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, MA 02421

tel: 781 541 7125
fax: 781 274 8228

www.syntapharma.com

Synta Announces $25.8 Million Registered Direct Offering of Common Stock

LEXINGTON, MA — July 26, 2012— Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today announced that it has entered into common stock subscription agreements with members of its Board of Directors for the sale of 3,976,702 shares of its common stock in a registered direct offering at a price of $6.49 per share, for gross proceeds of approximately $25.8 million.  The shares were offered directly to the purchasers without a placement agent, underwriter, broker or dealer.  The sale and issuance of the shares is expected to close on or about July 27, 2012.

The net proceeds from the offering will be used to fund Synta’s operations, including advancement of Synta’s lead drug candidate, ganetespib, other research and development, clinical trials, manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes.

The shares described above are registered under the Securities Act of 1933, as amended, pursuant to Synta Pharmaceuticals’ effective shelf registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Synta Pharmaceuticals Corp. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases.  Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures.  All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.

Safe Harbor Statement

This media release contains forward-looking statements about Synta Pharmaceuticals Corp., including, but not limited to, statements relating to the anticipated use of proceeds from the sale.  Such statements, reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission.  Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:

Synta Pharmaceuticals Corp.

George Farmer

(781) 541-7125